EXHIBIT 99.1
Intrepid Potash Inc. Announces Preliminary First Quarter Sales, Costs, and Production Results,
and Schedules First Quarter 2013 Conference Call

DENVER; April 17, 2013 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) announced today the following preliminary results for the first quarter of 2013.

Preliminary
Three Months Ended
March 31, 2013
Potash
Production (tons)	215,000 - 225,000
Sales (tons)	180,000 - 190,000
Average net realized sales price ($/ton)(1)	$410 - $420
Cash COGS, net of by-product credit ($/ton)(2)	$170 - $180
Total COGS ($/ton)	$230 - $240

Trio®
Production (tons)	45,000 - 50,000
Sales (tons)	35,000 - 40,000
Average net realized sales price ($/ton)	$345 - $355
Cash COGS ($/ton)	$175 - $185
Total COGS ($/ton)	$245 - $255

Selling and administrative	$9.0 - $10.0 million

“Our first quarter was marked by healthy sales during the traditionally slower winter season, well-managed cash operating and total costs of goods sold, and solid production including steady improvement at our East facility,” said Bob Jornayvaz, Intrepid's Executive Chairman of the Board.

Mr. Jornayvaz continued, “We are well positioned for the expected spring demand peak as the weather window opens and plantings accelerate. Compared to the first quarter of 2012, we produced and sold more Trio® at a higher gross margin as the LRIP refinements drove measurable improvements in production, and the demand for this specialty product remains high."

Intrepid has in place a disciplined capital investment program designed to increase production, extend reserve lives, and lower cash operating costs. As a result, capital spending has been elevated in recent years. Based on current projections, the expectation is that the pace of capital investment will decrease late in the fourth quarter of this year as the investment for two of the most significant projects, the HB Solar Solution mine and the North Compaction plant, nears completion. The expectation for full-year capital investment remains in the range of $235 million to $285 million as progress on the major capital projects is tracking on schedule.

1 Average net realized sales price is an operating performance measure calculated as gross sales less freight costs, divided by the number of tons sold in the period.

2 Cash operating cost of goods sold is an operating performance measure defined as total cost of goods sold excluding royalties, depreciation, depletion, and amortization (and, if applicable, excluding by-product credits), divided by the number of tons sold in the period.

First Quarter 2013 Earnings Release and Conference Call

Intrepid is scheduled to release first quarter 2013 financial results and outlook after market close on Wednesday, May 1, 2013. The press release will be available on the Intrepid website, www.intrepidpotash.com, in the "Investor Relations - Press Releases" section. A teleconference to discuss the quarter is scheduled for Thursday, May 2, 2013, at 10:00 a.m. ET. The dial in number for U.S. and Canada is 800-319-4610, and is 631-982-4565 for outside the U.S. and Canada. A recording of the conference call will be available two hours after the completion of the call at 800-319-6413 for U.S. and Canada, or 631-883-6842 for other countries. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. An audio recording of the conference call will be available at www.intrepidpotash.com through June 2, 2013.

Intrepid's practice of issuing press releases disclosing preliminary quarterly results is being discontinued, with this preliminary release being the final such communication.

About Intrepid

Intrepid (NYSE: IPI) is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and Trio®, a product produced from langbeinite ore. Intrepid owns five active potash production facilities - three in New Mexico and two in Utah. The HB Solar Solution mine, which is currently under construction, will increase the number of our active potash production facilities to six.

We routinely post important information about our business, including information about upcoming investor presentations, on our website under the Investor Relations tab. We encourage our investors and other interested parties to enroll on our website to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings. Our website address is www.intrepidpotash.com.

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This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing or construction expertise

•
the costs of, and our ability to successfully construct, commission and execute, our strategic projects, including the development of our HB Solar Solution mine, the further development of our langbeinite recovery and granulation assets, our North granulation plant, and our Moab cavern systems

•	adverse weather events, including events affecting evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and power

•	the impact of federal, state, or local government regulations, including environmental and mining regulations, the enforcement of those regulations, and government policy changes

•	our ability to obtain any necessary government permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines in U.S. or world agricultural production

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•	our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks and uncertainties described in our periodic filings with the U.S. Securities and Exchange Commission

This document contains preliminary financial and operating results for the first quarter of 2013. Preliminary results are our estimates of actual results based on currently available information. We have not completed our normal quarterly closing and review procedures. While we believe our preliminary results are meaningful, they could be materially different from our actual results. In addition, you should be aware that preliminary results cover only a subset of all of the financial and operating information that will be included with our actual results.

All information in this document speaks as of April 17, 2013. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Gary Kohn, Investor relations
Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com